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                                                                  Exhibit (1)(d)

                                   THE GALAXY FUND
                           (A Massachusetts Business Trust)

                       CERTIFICATE OF CLASSIFICATION OF SHARES

          I W. Bruce McConnel, III, do hereby certify as follows:

          (1)  That I am duly elected Secretary of The Galaxy Fund (the
"Trust");

          (2) That in such capacity I have examined the records of actions taken by the Board of Trustees of the Trust at a regular meeting of the Board held on December 2, 1987;

          (3) That the following resolutions were duly adopted at the meeting by the Board of Trustees of the Trust:

               RESOLVED, that pursuant to Section 5.1 of the Declaration of Trust of the Trust, additional series of units of beneficial interest in the Trust, classified as Class C Shares, Class D Shares, and Class E Shares, representing interests, respectively, in the Equity Fund, the Bond Fund, and the Admiral Tax-Exempt Fund be, and hereby are, established; and

               FURTHER RESOLVED, that each Share of Class C, Class D, and Class E created under the foregoing resolution shall have all of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption that are set forth in the Declaration of Trust with respect to Shares of any class.

          (4) That the forgoing resolutions remain in full force and effect on the date hereof.


                              /s/W. Bruce McConnel, III
                              ----------------------------
                              W. Bruce McConnel, III

Dated:    December 9, 1987

          Subscribed and Sworn to before me this 18th day of December 1987.


                                   /s/Susan L. Lubas
                                   -----------------------
                                   Notary Public
My Commission Expires
Aug. 22, 1988